SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 13, 2005

PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.

(Exact name of registrant as specified in its charter)

North Carolina	0-27570	56-1640186
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

3151 South 17th Street, Wilmington, North Carolina 28412

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (919) 251-0081

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 13, 2005, Pharmaceutical Product Development, Inc. (“PPD, Inc.”) and its wholly owned subsidiary, Development Partners, LLC (“PPD”), entered into an agreement (the “Agreement”) with Takeda Pharmaceutical Company Limited (“Takeda”) and its wholly owned subsidiary Takeda San Diego, Inc., formerly known as Syrrx, Inc. (“Takeda San Diego”). The Agreement terminates the obligations of PPD and Takeda San Diego under the Collaboration Agreement dated November 19, 2003, among PPD and Syrrx, Inc. (the “Collaboration Agreement”). The parties agreed to terminate the Collaboration Agreement with effect on July 13, 2005. See Item 1.02 below for more information regarding the termination of the Collaboration Agreement.

Under the Agreement, PPD has assigned intellectual property rights to Takeda San Diego necessary to develop and market therapeutic compounds that inhibit dipeptidyl peptidase IV, or DP4 inhibitors. Takeda San Diego will control the development, marketing and commercialization of all products (the “Products”) that incorporate specified DP4 inhibitors. Future costs and expenses associated with the development, marketing and commercialization of the Products after the effective date of the Agreement will be borne by Takeda San Diego.

The parties have agreed to a development plan for achieving regulatory approval of a Product including the SYR110322 Compound (a “322 Product”) in the United States and the European Union. Takeda San Diego is required to use diligent efforts to file applications for regulatory approval of a 322 Product in the United States, European Union and Japan, and must use diligent efforts to file an application for regulatory approval within six months of FDA acceptance of the submission of a new drug application for a 322 Product in the United States. Upon achieving regulatory approval in a country, Takeda San Diego is required to use diligent efforts to market the Product, exploit the Product’s lifecycle, and deploy sales personnel to promote and maximize net sales of the Product. If Takeda San Diego ceases to develop and commercialize a 322 Product, it is required to use diligent efforts to develop and commercialize a backup Product.

Takeda San Diego has agreed to use PPD as the sole provider of clinical and bioanalytical clinical research organization services, or CRO services, related to the Phase II and Phase III trials of Products that are conducted for approval in the United States and the European Union. PPD has agreed to provide these services at agreed upon rates. Takeda San Diego has agreed to consider in good faith using PPD for CRO services related to any Phase IV trials and biostatistics and data management services related to Phase II-IV trials. All CRO services will be provided pursuant to a global master agreement between PPD and Takeda San Diego.

Takeda San Diego will pay PPD the following milestone payments and royalties under the Agreement:

•	an upfront payment of $15 million within 30 days of the execution of the Agreement, less $500,000 for certain expenses that PPD agreed to share with Takeda San Diego;

•	a development milestone of $15 million if and when the first dosing of a subject in a Phase III trial occurs;

•	additional milestone payments, up to an aggregate of $70.5 million, upon the occurrence of specified milestone events;

•	commercial milestone payments of up to an aggregate of $33 million, based on the achievement of specified worldwide sales targets; and

•	tiered royalties, based on sales of approved Products. In the United States, royalties range from middle single digit to low double digit royalties. In the European Union, royalties range from middle to upper single digit royalties. Royalties in the rest of the world are similar to the royalties in the European Union.

Takeda San Diego will pay royalties to PPD on a Compound-by-Compound basis on cumulative annual net sales for each Product sold. If Takeda San Diego, its affiliates or licensees pay any third party for immunity from, or to license, that third party’s intellectual property with respect to a Product, a portion of any such payment will be credited against the royalties due to PPD.

Takeda San Diego has agreed to indemnify PPD for all losses resulting from claims based on intellectual property infringement by Takeda San Diego or its affiliates, breaches by Takeda San Diego or its affiliates of the Agreement or applicable law, claims arising out of the handling, possession, development, manufacturing, marketing, distribution, promotion, sale or use of a Product, product liability claims, violations of law by Takeda San Diego or its affiliates, the negligence or willful misconduct by Takeda San Diego and its affiliates in the performance of the Agreement, and liabilities under third party contracts assigned by PPD to Takeda San Diego pursuant to the Agreement. PPD has agreed to indemnify Takeda San Diego for all losses from claims resulting from breaches by PPD or its affiliates under the Agreement, any failure by PPD or its affiliates to comply with applicable laws in connection with its performance of the Agreement, and the negligence or willful misconduct by PPD and its affiliates in the performance of the Agreement.

For so long as Takeda San Diego or its affiliates are actively developing one of a group of specified compounds (each a “Compound”, and collectively the “Compounds”) or selling Products, PPD may not discover, develop or commercialize any product that inhibits the DP4 target. For a specified period beginning on July 13, 2005, Takeda and Takeda San Diego agreed not engage in specified activities.

Takeda San Diego has granted a license to PPD, effective at the election of PPD only if (i) Takeda San Diego materially breaches the Agreement and fails to take substantial sustained efforts to remedy the breach, or (ii) Takeda is not actively developing or commercializing at least one of the Compounds. Upon effectiveness of the license, PPD may elect to develop and commercialize one or more of the Compounds, which in the event of a material breach by Takeda San Diego, shall be the Compound that was the subject of the breach. In such event, PPD will bear all development costs and will pay the same royalties and milestone payments to Takeda San Diego as were previously payable to PPD by Takeda San Diego prior to the effectiveness of the license.

The Agreement will remain in full force and effect for so long as Takeda San Diego or PPD, if it licenses any of the Compounds as discussed above, is obligated to pay royalties, provided that the Agreement will expire on its twentieth anniversary if there has not been a sale of a Product by TSD or PPD or if no patent has been issued in connection with the patent applications relating to the Compounds.

Takeda San Diego and Takeda are jointly and severally liable for all obligations of Takeda San Diego under the Agreement, and Takeda has guaranteed the obligations of Takeda San Diego, including all payment obligations, under the Agreement. PPD and PPD, Inc. are jointly and severally liable for all obligations of PPD under the Agreement, and PPD, Inc. has guaranteed the obligations of PPD, including all payment obligations, under the Agreement.

There is no material relationship between PPD and Takeda or its affiliates other than the Agreement and contracts enter into in the ordinary course of business for the provision of CRO services by affiliates of PPD, Inc.

A copy of the press release announcing the execution of the Agreement is attached as Exhibit 99.1 to this Report. A copy of the Agreement is attached as Exhibit 10.215 to this Report.

Item 1.02. Termination of a Material Definitive Agreement.

On July 13, 2005, PPD and Takeda San Diego terminated the Collaboration Agreement in its entirety except for provisions regarding indemnification, confidentiality, dispute resolution, the representations and warranties of both PPD and Takeda San Diego, and general terms of construction. The termination was a condition of the Agreement described in Item 1.01 hereof. No termination or other penalty payments are required as a result of the termination of the Collaboration Agreement.

Under the Collaboration Agreement, PPD and Takeda San Diego shared development and commercialization rights with respect to the Compounds. PPD and Takeda San Diego terminated the Collaboration Agreement due to the parties’ desire to reallocate ownership and responsibilities for the future development and commercialization of the Compounds and the rights related thereto, following Takeda’s acquisition of Syrrx, Inc. in March 2005. Prior to Takeda’s acquisition of Syrrx, Inc., PPD owned approximately 12% of Syrrx, Inc.’s equity securities, in the form of Series F convertible preferred stock.

At the time of the termination of the Collaboration Agreement, there was no material relationship between PPD and Takeda San Diego, other than the Collaboration Agreement, as PPD’s equity ownership in Syrrx, Inc. was purchased by Takeda along with the equity interests of all other Syrrx, Inc. stockholders. Takeda’s purchase of PPD’s equity interest in Syrrx, Inc. was in accordance with the liquidation preference provisions of the Syrrx Series F convertible preferred stock as set forth in its certificate of incorporation. PPD did not facilitate or otherwise participate in the negotiations regarding Takeda’s acquisition of Syrrx, Inc.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description
10.215*	Agreement dated July 13, 2005 among Pharmaceutical Product Development, Inc., Development Partners, LLC, Takeda Pharmaceutical Company Limited and Takeda San Diego, Inc.

99.1	Press release dated July 13, 2005

*	The registrant has requested confidential treatment with respect to certain portions of this exhibit. Such portions have been omitted from this exhibit and have been filed separately with the Untied States Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.

Date: July 18, 2005	/s/ Linda Baddour
	Name:	Linda Baddour
	Title:	Chief Financial Officer